EXHIBIT 2.3

February 14, 2013

EXCO/HGI JV Assets, LLC
12377 Merit Drive
Dallas, Texas 75251
Attention:  President

Re:
Purchase and Sale Agreement (as amended, the “BG PSA”), dated as of the date hereof (the “Execution Date”), by and between EXCO Operating Company, LP, a Delaware limited partnership (“EXCO”), and BG US Production Company, LLC, a Delaware limited liability company (“BG”)

Dear Sirs:

This letter agreement (this “Letter Agreement”) is entered into by EXCO Resources, Inc. (“EXCO Parent”), EXCO and EXCO/HGI JV Assets, LLC, a Delaware limited liability company (“MLP LLC”), EXCO/HGI GP, LLC, a Delaware limited liability company (“General Partner”), EXCO/HGI Production Partners, LP, a Delaware limited partnership (the “Partnership” and together with MLP LLC and the General Partner, the “Partnership Parties”) as of the Execution Date.  Reference is hereby made to (i) the BG PSA; (ii) that certain Assignment and Assumption Agreement (the “MLP LLC Assignment”) dated as of the Execution Date by and between EXCO and MLP LLC; and (iii) that certain Unit Purchase and Contribution Agreement, dated November 5, 2012, among EXCO Parent, EXCO, MLP LLC and HGI Energy Holdings, LLC (“Investor”) (such agreement, as the same may be amended or modified, the “UPCA”).

EXCO has entered into the BG PSA and has assigned its rights and obligations under the BG PSA to MLP LLC pursuant to the MLP LLC Assignment.  In connection therewith, EXCO has agreed to provide certain representations and warranties and to make certain agreements and covenants for the benefit of the Partnership Parties, in each case, subject to the terms and conditions of this Letter Agreement.

Section 1.1   Definitions.  Unless otherwise defined above or in this Section 1.1, capitalized terms used in this Letter Agreement and not otherwise defined herein shall have the meanings given such terms in the UPCA.

“Abandoned Wells” means those wells set forth in Annex A hereto.

“Abandoned Well Liability” means any and all costs, expenses and liabilities associated with the Abandoned Wells, including plugging and abandonment liabilities and obligations.

“Applicable Environmental Law” means CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the

Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; all similar Laws of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of the environment; and all regulations implementing the foregoing that are applicable to the operation and maintenance of the BG Assets.

“Applicable Law” means Law (as defined in the BG PSA).

“BG Assets” means the Assets (as defined in the BG PSA).

“BG Assumed Obligations” means the Assumed Obligations (as defined in the BG PSA).

“BG Casualty Losses” means any costs or expenses that Buyer (as defined in the BG PSA) reasonably incurs to repair or restore any of the BG Assets damaged or destroyed by fire or other casualty to the extent (and only to the extent) Seller (as defined in the BG PSA) is not responsible for such costs and expenses pursuant to Section 11.1(b)(ii) of the BG PSA because such costs and expenses would be borne solely by EXCO as operator under an applicable operating agreement.

“BG Contracts” means Contracts (as defined in the BG PSA).

“BG Closing” means consummation of the transactions contemplated by the BG PSA.

“BG Existing Litigation” means the litigation set forth on Schedule 5.7 of the UPCA as it relates to the BG Assets.

“BG Transaction” means the transactions contemplated by the BG PSA.

“HGI Defect Notice” means that certain Environmental Defect Notice, dated December 21, 2012, as amended and supplemented December 31, 2012, delivered pursuant to the UPCA by Investor.

“Knowledge” means the Actual Knowledge of the individuals listed on Schedule 5.1 to the UPCA.

“Third Party” means any Person other than BG, EXCO, EXCO Parent, MLP LLC, the Partnership or the General Partner.

Section 1.2   Representations and Warranties.  Subject to the terms and conditions of this Letter Agreement and Section 5.1(a) of the UPCA, EXCO represents and warrants to the Partnership Parties the matters set forth in this Section 1.2 as of the Execution Date.

(a)           Litigation.  Except as set forth in Schedule 5.7 of the UPCA, there are no actions, suits or proceedings pending, or to EXCO’s Knowledge, threatened in writing, by or before any Governmental Body or arbitrator (i) with respect to EXCO in connection with the BG Assets or (ii) that would reasonably be expected to impair that ability of any EXCO or any other Person that is a party to the BG PSA to perform its obligations under the BG PSA.  EXCO is not subject to any outstanding settlement or other similar agreement or order of any Governmental Body with respect to the ownership or operation of the BG Assets that is or would reasonably be expected to be material.

(b)           Capital Commitments.  Except as set forth on Schedule 5.9 to the UPCA and for those AFEs or other similar capital commitments to Third Parties that were provided to Investor pursuant to Section 7.4 of the UPCA, as of January 1, 2013, there were no outstanding AFEs or other similar capital commitments to Third Parties to which BG and EXCO (or any of its Affiliates) are parties that were binding on the BG Assets and could reasonably be expected to require expenditures by the owner of such BG Assets on or after January 1, 2013, in excess of $100,000 either individually or, in the case of any Well, in the aggregate with respect to such Well.

(c)           Notices.  Neither EXCO nor any of its Affiliates has received any notice for breach of contract, tort, or violation of Applicable Law that relates to the BG Assets and not the EOC Assets (except for notices between EXCO and its Affiliates, on the one hand, and BG and its Affiliates, on the other hand, that will not be binding on the BG Assets or the EOC Assets or MLP LLC).

(d)           Compliance with Laws.  To EXCO’s Knowledge, except as set forth on Schedule 5.10 of the UPCA, (i) with respect to BG Assets operated by EXCO, EXCO’s operation of such BG Assets is in compliance with all Applicable Laws in all respects, and (ii) with respect to BG Assets operated by Third Parties, such Third Party’s operation of such BG Assets is in compliance with all Applicable Laws in all respects.  EXCO has not received any written notice from any Governmental Body or other Person regarding any actual or alleged violation of any Applicable Law with respect to EXCO’s operation of the BG Assets.  Notwithstanding anything herein to the contrary, this Section 1.2(d) does not address any matters with respect to Applicable Environmental Laws or Taxes.

(e)           Contracts.

(i)           Except for Contracts that were provided to Investor pursuant to Section 7.4 of the UPCA, Schedule 5.11 of the UPCA sets forth a list of all BG Contracts of the type described in Section 5.11 of the UPCA with respect to Contracts (as defined therein) (x) to which EXCO or any of its Affiliates is a party or is bound (in each case) as of the Execution Date, (y) by which any BG Asset is bound as of the Execution Date, and (z) that will be binding on a Partnership Party after the BG Closing (collectively, the “BG Material Contracts”).

(ii)           EXCO Parent has made available to MLP LLC and Investor complete copies of the BG Material Contracts and all amendments thereto.  EXCO is not in any default in any material respect under any of the BG Material Contracts and, except as would not have a Material Adverse Effect, to EXCO’s knowledge, no other party to any such BG Material Contract is in default thereunder.

(f)           Imbalances.  Except as set forth on Schedule 5.12 to the UPCA, there are no Imbalances attributable to the BG Assets.

(g)           Plugging and Abandonment.  Since January 1, 2013 up to the Execution Date, neither EXCO nor its Affiliates has received any notice, demand or proposal from any Governmental Body or by any Third Party to plug or abandon any of the wells comprising part of the BG Assets.

(h)           Suspense Funds.  Except as set forth in Schedule 5.17 to the UPCA, as of September 30, 2012, neither EXCO nor its Affiliates holds any Third Party funds in suspense with respect to production of Hydrocarbons from any of the BG Assets other than amounts less than the statutory minimum amount that such party is permitted to accumulate prior to payment.

(i)           Environmental.  With respect to the BG Assets, neither EXCO or any of its Affiliates has entered into and is subject to any agreements, consents, orders, decrees, judgments or other directives of any Governmental Body in existence as of Execution Date based on any Environmental Laws that relate to the future use of any BG Assets and that require any Remediation or other material change in the present conditions of any of the BG Assets.  Except (i) as set forth in Schedule 5.18 of the UPCA, (ii) as set forth in the HGI Defect Notice and (iii) as would not have a Material Adverse Effect, to EXCO’s Knowledge, the BG Assets are, as of the Execution Date, in compliance in all material respects with Applicable Environmental Laws.  Except as set forth in the HGI Defect Notice, to EXCO’s Knowledge, all necessary Permits required under Environmental Laws with regard to the ownership or operation of the BG Assets, as of the Execution Date, have been obtained and maintained in effect and no material violations exist in respect of such Permits.  Except for the HGI Defect Notice, neither EXCO nor any of its Affiliates has received written notice from any Person of any release, disposal, event, condition, circumstance, activity, practice or incident concerning any land, facility, asset or property included in the BG Assets that would constitute a violation of any Environmental Law.  There are no actions, suits or proceedings pending, or to EXCO’s Knowledge, threatened in writing, by or before any Governmental Body or arbitrator with respect to EXCO or its Affiliates (in each case) alleging any violations or remediation obligations under any Environmental Laws in connection with the BG Assets.  All material reports, studies, written notices from Governmental Bodies, tests, analyses and other material documents specifically addressing environmental matters related to the ownership or operation of BG Assets, which are in EXCO’s or its Affiliates’ possession, have been made available to Investor.

(j)           Bonds. Schedule 5.19 of the UPCA lists all bonds, letters of credit and other similar credit support instruments maintained by EXCO or its Affiliates with respect to the BG Assets.

(k)           Absence of Changes.  Except (i) as set forth in Schedule 5.9 of the UPCA, (ii) as set forth in Schedule 5.26 of the UPCA, (iii) as set forth in Schedule 7.4 of the UPCA and (iv) for actions or inactions previously approved in writing by Investor under the UPCA in connection with the EOC Assets, since the Effective Date up to the date of this Letter Agreement,  EXCO has (x) operated those BG Assets currently operated by it in the ordinary course consistent with past practice and (y) not taken any action or failed to take any action that, if taken after November 5, 2012, would have required the consent of Investor under Section 7.4(ii), Section 7.4(iii)(C), Section 7.4(x) or 7.4(xii) of the UPCA (if such Sections were applicable to both of the BG Assets and the EOC Assets).

(l)           Assumed EXCO Obligations/Liabilities.  EXCO has disclosed to BG, such that BG would have knowledge (within the meaning of such term under the BG PSA) as of the Execution Date (as defined in the BG PSA), all obligations and/or Liabilities (as defined in the BG PSA) to the extent attributable to the ownership, use or operation of the Assets (as defined in the BG PSA) during the period prior to the Effective Time (as defined in the BG PSA), of which EXCO (or its Affiliates) had knowledge (within the meaning of such term under the BG PSA) as of the Execution Date.  Notwithstanding anything herein to the contrary, this Section 1.2(l) does not address any title or environmental matters.

Section 1.3   Indemnification.

(a)           Partnership Parties Indemnification.  From and after the BG Closing, the Partnership Parties shall indemnify, defend and hold harmless the EXCO Group from and against all Damages incurred or suffered by such Persons caused by, arising out of or resulting from the BG Assumed Obligations, EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT (EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY MEMBER OF THE EXCO GROUP but excepting those Damages for which EXCO is required, in accordance with the terms of this Section 1.3 (including provisions requiring the timely delivery of a Claim Notice prior to expiration of an applicable provision of this Agreement), to indemnify the Partnership Group under Section 1.3(b).  For the avoidance of doubt, notwithstanding the provisions of the MLP LLC Assignment, any claim by any EXCO Group member against any Partnership Party in respect of the BG Assumed Obligations by virtue of the MLP LLC Assignment shall be made only pursuant to this Section 1.3(a) in accordance with this Agreement.

(b)           EXCO Parent Indemnification.  From and after the BG Closing, EXCO  Parent shall indemnify, defend and hold harmless the Partnership Parties from and against all Damages incurred or, suffered by such Persons caused by, arising out of or resulting from:

(i)           any failure of any representation or warranty made by EXCO contained in Section 1.2 to be true and correct;

(ii)          any BG Casualty Losses;

(iii)         the BG Existing Litigation;

(iv)         any personal injury or death occurring or attributable to the BG Assets prior to January 1, 2013; and

(v)          any Abandoned Well Liability.

(c)           Exclusive Remedy.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LETTER AGREEMENT, AND EXCEPT WITH RESPECT TO (i) FRAUD AND (ii) THE PARTIES’ RIGHTS AND REMEDIES UNDER THE UPCA, THE RELATED AGREEMENTS AND THE MLP LLC ASSIGNMENT, SECTION 1.3 CONTAINS THE PARTIES’ EXCLUSIVE REMEDIES AGAINST EACH OTHER AND THEIR RESPECTIVE AFFILIATES WITH RESPECT TO BREACHES OF THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED HEREIN.

(d)           Indemnification Procedures.  All claims for indemnification under this Section 1.3 shall be asserted and resolved in accordance with the provisions of Section 12.3 of the UPCA, which provisions are hereby incorporated into this Letter Agreement mutatis mutandis.

Section 1.4   Limitation on Actions.

(a)           Survival.  The representations and warranties of EXCO in Section 1.2 and the indemnity in Section 1.3(b)(i) for a breach of such representations or warranties or covenant, shall survive the BG Closing until the later of  12 months following the BG Closing and the Expiration Date.  Subject to Section 1.4(b), the remainder of this Letter Agreement shall survive the BG Closing without time limit except as may otherwise be expressly provided herein.  Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided, however, that there shall be no termination of any claim asserted pursuant to this Letter Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.  The indemnities in Section 1.3(b)(i) shall terminate as of the termination date of each respective representation or warranty that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date.

(b)           Threshold, Deductible, Cap.  Notwithstanding anything in Section 12.4(c) of the UPCA to the contrary, the parties agree that neither EXCO Parent or EOC (x) shall not have any liability for indemnification under Section 1.3(b)(i) of this Letter Agreement nor Section 12.2(b)(ii) or Section 12.2(b)(iv) of the UPCA or in connection with the breach of any such Sections (other than a failure to comply with the final resolution of a claim pursuant to such Sections as determined by a final, non-appealable judgment or a settlement agreement) (i) with respect to any individual claim (or series of related claims) until the aggregate amount of Damages with respect to such claim(s) (or series of claims) asserted under Section 1.3(b)(i) of this Letter Agreement, Section 12.2(b)(ii) of the UPCA and/or Section 12.2(b)(iv) of the UPCA exceeds $75,000 (after which point all such Damages shall, subject to the other limitations of this Section 1.4, be subject to indemnification hereunder) and (ii) until and unless the aggregate amount of Damages for which Claim Notices are delivered with respect to Section 1.3(b)(i) of this Letter Agreement, Section 12.2(b)(ii) of the UPCA and/or Section 12.2(b)(iv) of the UPCA exceeds $16,650,000 and then, in the case of this clause (ii), only to the extent such Damages exceed such amount and (y) shall not have any liability for any indemnification under Section 1.3(b)(i) of this Letter Agreement, Section 12.2(b)(ii) of the UPCA and/or

Section 12.2(b)(iv) of the UPCA or in connection with the breach of any such Sections  (other than a failure to comply with the final resolution of a claim pursuant to such Sections as determined by a final, non-appealable judgment or a settlement agreement) for Damages in excess of $83,250,000.

(c)           Materiality.  For purposes of determining whether there has been a breach of any of EXCO’s representations and warranties for which the Partnership Parties are entitled to indemnification under Section 1.3(b)(i) and the Damages resulting therefrom, any dollar, materiality or Material Adverse Effect qualifiers in such representations or warranties shall be disregarded.

(d)           Insurance.  The amount of any Damages for which an indemnified Person is entitled to indemnity under Section 1.3 shall be reduced by the amount of insurance proceeds realized by the indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the indemnified Person or its Affiliates), and each indemnified Person shall use commercially reasonable efforts to claim such insurance coverage with respect to such Damages.

(e)           No Duplication.  In no event shall any indemnified Person be entitled to duplicate compensation with respect to the same Damage, liability, loss, cost, expense, claim, award or judgment under more than one provision of this Letter Agreement.  No indemnified Person shall be entitled to indemnification pursuant to Section 1.3(b) to the extent that such indemnified Person has been compensated with respect to the applicable Damages by an adjustment pursuant to Section 3.3 of the BG PSA.

(f)           Limitation on Damages.  NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT IN CONNECTION WITH ANY DAMAGES OR LOSSES INCURRED BY THIRD PARTIES FOR WHICH INDEMNIFICATION IS SOUGHT UNDER THE TERMS OF THIS LETTER AGREEMENT, NONE OF THE PARTIES HERETO OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE (EXCEPT TO THE EXTENT PAYABLE TO THIRD PARTIES) OR EXEMPLARY DAMAGES, IN EACH CASE IN CONNECTION WITH THIS LETTER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND, EXCEPT AS OTHERWISE PROVIDED ABOVE IN THIS SENTENCE, EACH OF THE PARTIES HERETO, FOR ITSELF AND ON BEHALF OF ITS RESPECTIVE AFFILIATES, HEREBY EXPRESSLY WAIVES ANY RIGHT TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE (EXCEPT TO THE EXTENT PAYABLE TO THIRD PARTIES) OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS LETTER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 1.5   Disclaimers.

(a)           EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 1.2, (I) NONE OF EXCO, EXCO PARENT OR ANY AFFILIATE OF

EXCO MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) EACH OF THE EXCO PARTIES (ON ITS OWN BEHALF AND BEHALF OF ITS AFFILIATES) EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO ANY PARTNERSHIP PARTY OR INVESTOR (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO INVESTOR, A PARTNERSHIP PARTY, OR ANY MEMBER OF THE PARTNERSHIP GROUP BY ANY MEMBER OF THE EXCO GROUP).

(b)           EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 1.2, WITHOUT LIMITING THE GENERALITY OF SECTION 1.5(a), EACH OF THE EXCO PARTIES (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES) EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, ORAL OR WRITTEN, AS TO (I) TITLE TO ANY OF THE BG ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE BG ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE BG ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE BG ASSETS OR FUTURE REVENUES GENERATED BY THE BG ASSETS, (V) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE BG ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE BG ASSETS OR (VII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO MLP LLC, INVESTOR, A PARTNERSHIP PARTY OR ANY MEMBER OF THE PARTNERSHIP GROUP IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT MLP LLC SHALL BE DEEMED TO BE ACQUIRING THE BG ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS, AND THAT, AS OF THE BG CLOSING, MLP LLC (ON ITS OWN BEHALF AND ON BEHALF OF THE PARTNERSHIP PARTIES) HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS MLP LLC DEEMS APPROPRIATE.

(c)           EXCEPT AS AND TO THE EXTENT EXPRESSLY PROVIDED IN SECTION 1.2(i), NO EXCO PARTY HAS MADE (AND EACH OF THE EXCO PARTIES HEREBY DISCLAIMS ON BEHALF OF ITSELF AND ITS

AFFILIATES) ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL DEFECTS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS SUBSTANCES, HYDROCARBONS OR NORM INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE BG ASSETS, AND NOTHING IN THIS LETTER AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND, EXCEPT FOR THE REMEDIES UNDER SECTION 1.3(b)(i) FOR A BREACH OF THE REPRESENTATIONS SET FORTH IN SECTION 1.2(i) MLP LLC SHALL BE DEEMED TO BE TAKING THE BG ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

(d)           EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 1.2, MLP LLC ACKNOWLEDGES (ON ITS BEHALF AND ON BEHALF OF THE PARTNERSHIP PARTIES) THERE ARE NO REPRESENTATIONS AND WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, BY ANY EXCO PARTY AS TO THE BG ASSETS OR PROSPECTS THEREOF AND MLP LLC HAS NOT RELIED UPON ANY ORAL OR WRITTEN INFORMATION PROVIDED BY ANY EXCO PARTY.

(e)           NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 1.5 SHALL AMEND OR OTHERWISE MODIFY ANY PARTY’S REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS UNDER THE UPCA, THE RELATED AGREEMENTS OR THE MLP LLC ASSIGNMENT.

Section 1.6   Abandoned Well Liability.  EXCO hereby agrees to properly plug and abandon the Abandoned Wells in compliance with Applicable Laws.

Section 1.7   Counterparts.  This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original instrument, but all such counterparts together constitute but one agreement.  A party’s delivery of an executed counterpart signature page by facsimile (or email) is as effective as executing and delivering this Letter Agreement in the presence of the other Parties.  No party hereto shall be bound until such time as all of the parties hereto have executed counterparts of this Letter Agreement.

Section 1.8   Application of Certain Provisions.  Section 1.2 of the UPCA, Section 14.2 and Section 14.4 of the UPCA shall apply mutatis mutandis to this Letter Agreement.

[signature page follows.]

Very truly yours, EXCO RESOURCES, INC.

By:	/s/ William L. Boeing
Name:	William L. Boeing
Title:	Vice President and General Counsel

EXCO OPERATING COMPANY, LP By: EXCO Partners OLP GP, LLC, its general partner

By:	/s/ William L. Boeing
Name:	William L. Boeing
Title:	Vice President and General Counsel

Acknowledged and agreed, as of the date set forth above:

EXCO/HGI JV ASSETS, LLC

By:	/s/ R. L. Hodges
Name:	R. L. Hodges
Title:	Vice President - Land

EXCO/HGI GP, LLC

By:	/s/ R. L. Hodges
Name:	R. L. Hodges
Title:	Vice President - Land

EXCO/HGI PRODUCTION PARTNERS, LP By: EXCO/HGI GP, LLC, its general partner

By:	/s/ R. L. Hodges
Name:	R. L. Hodges
Title:	Vice President - Land

Signature and Acknowledgment Page to BG PSA Side Letter